Exhibit 99.1

Robert H. Muttera Named Chief Credit Officer at American River Bank

Sacramento, CA January 3, 2012 – American River Bankshares [NASDAQ – GS: AMRB], the parent company of American River Bank, a community business bank serving the Greater Sacramento Area and Counties of Placer, Sonoma and Amador, today announced that Robert H. Muttera has been named Executive Vice President and Chief Credit Officer. Mr. Muttera will join the team on February 1, 2012, replacing Douglas E. Tow, who is retiring from the Company in March 2012.

Mr. Muttera will be responsible for leading American River Bank’s Underwriting and Special Assets Departments as well as working with the Commercial Banking and Retail Banking teams to increase loan totals.

“Management turnover is rare for us, but when it happens, we endeavor to find replacements that raise the bar on our Company’s capabilities and the addition of Bob to our team accomplishes that goal,” said David T. Taber, President and CEO of American River Bankshares. “Bob brings valuable experience from his days as a Chief Credit Officer and as an executive with a lender advisory firm helping both community and national banks work through credit challenges.”

Mr. Muttera has over 32 years of industry experience, most recently as Senior Vice President at Preferred Capital Advisors, a full-service commercial real estate advisory firm and as Director at Redding Bank of Commerce. He was previously Executive Vice President and Chief Credit Officer at Placer Sierra Bank prior to its acquisition by Wells Fargo Bank.

About American River Bankshares

American River Bankshares [NASDAQ – GS: AMRB] is the parent company of American River Bank (“ARB”), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of “ARB”] in Sonoma County and Bank of Amador [a division of “ARB”] in Amador County. For more information, please call 916-851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; or www.bankofamador.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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